REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
CoActive Marketing Group, Inc.


The audits referred to in our report dated May 30, 2003 relating to the consolidated financial statements of CoActive Marketing Group Inc. and Subsidiaries, which is contained in Item 8 of the Form 10-K, included the audit of the financial statement schedule for the year ended March 31, 2003. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion of the financial statement schedule based upon our audits.

In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein.


/s/ BDO SEIDMAN, LLP
-------------------------
BDO Seidman, LLP

Melville, New York
May 30, 2003

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